WAIVER


TO:       WAINOCO OIL CORPORATION ("Wainoco")

FROM: BANK OF MONTREAL in its capacity as agent for itself and Morgan Bank of Canada (the "Agent")


          WHEREAS by the Amended and Restated Loan Agreement dated October 2, 1991 as amended by agreements dated December 31, 1991; March 2, 1992; April 29, 1992; May 29, 1992; June 12, 1992; and May 10, 1993 (collectively, the "Loan Agreement") Wainoco covenanted and agreed with Bank of Montreal and Morgan Bank of Canada that, inter alia, the ratio of Wainoco's EBITDA to interest charges on Debt, each for the immediately preceding four fiscal quarters taken as a whole, shall exceed 1.85:1 at all times prior to January 1, 1994;


          AND WHEREAS the ratio of Wainoco's EBITDA to interest charges on Debt did not exceed 1.85:1 for the four fiscal quarters immediately preceding September 30, 1993 taken as a whole;


          AND WHEREAS the Agent wishes to waive the failure of Wainoco to maintain the requisite ratio of Wainoco's EBITDA to interest charges on Debt for the four fiscal quarters immediately preceding September 30, 1993 taken as a whole;


          The Agent hereby acknowledges that:


1         All terms and expressions used herein shall have the meanings ascribed thereto in the Loan Agreement unless the context specifies or requires otherwise.

2. The Agent waives the failure of Wainoco to maintain the ratio of its EBITDA to interest charges on Debt for the four fiscal quarters immediately preceding September 30, 1993 taken as a whole in excess of 1.85:1.

3. Nothing herein shall be construed to be a waiver by the Agent of any other default or breach by Wainoco or in respect of any other fiscal quarter.

          DATED this 10th day of November, 1993.

   BANK OF MONTREAL in its capacity as
   agent for itself and Morgan Bank of
   Canada

   Per: /s/ Robert Roberts